Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of $0.0001 per share, of MoneyHero Limited, a Cayman Islands company, and that this agreement may be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 9, 2024.

BRIDGETOWN LLC

By:	/s/ Hei Wa Jacqueline Thong
Name:	Hei Wa Jacqueline Thong
Title:	Manager

ENTERPRISE INNOVATION HOLDINGS LIMITED

By:	/s/ Andreas Hoffmann
Name:	Andreas Hoffmann
Title:	Authorized Person

Li Tzar Kai, Richard

By:	/s/ Li Tzar Kai, Richard
Li Tzar Kai, Richard